                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vishay Intertechnology, Inc. for the registration of $550,000,000 of Liquid Yield Option Notes (LYONs) and shares of common stock as may be issued upon conversion of and/or in exchange for LYONs and to the incorporation by reference therein of our report dated February 5, 2001 (except for Note 17, as to which the date is March 8, 2001), with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
August 17, 2001